Exhibit T3E-3


J. Ronald Trost  (JT-4745)
Kelley A. Cornish  (KC-0754)
Shalom L. Kohn  (SK-2626)
Elizabeth R. McColm  (EM-8532)
SIDLEY AUSTIN BROWN & WOOD LLP
787 Seventh Avenue
New York, New York  10019
Telephone: (212) 839-5300

Counsel for Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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                                              :       Chapter 11
In re:                                        :
                                              :       Case Nos. 01-41643 (RLB)
     THE WARNACO GROUP, INC., et al.,         :       through  01-41680 (RLB)
                                              :
                                      Debtors.:       (Jointly Administered)
- - - - - - - - - - - - - - - - - - - - - - - x

                   NOTICE OF TECHNICAL MODIFICATIONS TO THE
                  FIRST AMENDED JOINT PLAN OF REORGANIZATION
             OF THE WARNACO GROUP, INC. AND ITS AFFILIATED DEBTORS
                  AND DEBTORS-IN-POSSESSION UNDER CHAPTER 11
                 OF THE BANKRUPTCY CODE DATED NOVEMBER 8, 2002

         WHEREAS, on November 9, 2002, the above-captioned debtors and debtors-in-possession (the "Debtors") filed the First Amended Joint Plan of Reorganization of The Warnaco Group, Inc. and its Affiliated Debtors and Debtors-in-Possession under Chapter 11 of the Bankruptcy Code dated November 8, 2002 (the "Plan") with the Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court");

         WHEREAS, by order dated November 14, 2002, the Bankruptcy Court approved the Debtors' Disclosure Statement to the First Amended Joint Plan of Reorganization of The Warnaco Group, Inc. and its Affiliated Debtors and Debtors-in-Possession under Chapter 11 of the Bankruptcy Code dated November 8, 2002;

         WHEREAS, a hearing to consider confirmation of the Plan is scheduled for January 16, 2003 at 9:45 a.m.;

         PLEASE TAKE NOTICE that the Plan is amended to reflect the technical modifications set forth on Exhibit A attached hereto.


Dated:  New York, New York               SIDLEY AUSTIN BROWN & WOOD LLP
        January 14, 2003


                                          By:  /s/ Kelley A. Cornish
                                             ___________________________
                                              (A Member of the Firm)
                                          J. Ronald Trost  (JT-4745)
                                          Kelley A. Cornish  (KC-0754)
                                          Shalom L. Kohn  (SK-2626)
                                          Elizabeth R. McColm  (EM-8532)
                                          787 Seventh Avenue
                                          New York, New York  10019
                                          Telephone:  (212) 839-5300
                                          Telecopier:  (212) 839-5599

                                          Counsel for Debtors and Debtors-in-
                                          Possession

                        TECHNICAL MODIFICATIONS TO THE
                 FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
                  THE WARNACO GROUP, INC. AND ITS AFFILIATED
              DEBTORS AND DEBTORS-IN-POSSESSION UNDER CHAPTER 11
                 OF THE BANKRUPTCY CODE DATED NOVEMBER 8, 2002

         1. The definition of "Effective Date" in the Plan is hereby amended by deleting such section in its entirety and replacing it with the following:

            "Effective Date" means the Business Day that is the later of the date on which (a) all conditions precedent set forth in Section
            4.1. of this Plan have been satisfied or waived as provided in
            Section 4.2. of this Plan and (b) February 4, 2003."


         2. The definition of "Initial Distribution Date" in the Plan is hereby amended by deleting such section in its entirety and replacing it with the following:

            "Initial Distribution Date" means the first Business Day that is ten (10) days (or such longer period as may be reasonably determined by the Reorganized Debtors in consultation with the Post-Effective Date Committee) after the Effective Date, provided however, that the Initial Distribution Date for the purposes of distributions to Class 5 Creditors under this Plan means the first Business Day that is forty-five (45) days (or such longer period as may be reasonably determined by the Reorganized Debtors in consultation with the Post-Effective Date Committee consistent with their obligations under Section 5.13 of this Plan) after the Effective Date."


         3. Section 5.4. of the Plan is hereby amended by deleting the words "Warnaco Men's Sportswear Inc.".

         4. Section 6.2. of the Plan is hereby amended by deleting such section in its entirety and replacing it with the following:

                "6.2. Distributions to Holders of Senior Secured Bank Claims.
            On the Effective Date, Reorganized Warnaco, as applicable, shall issue or deliver to the Administrative Agent or its designee for distribution on behalf of the Debtors to holders of Senior Secured Bank Claims in Class 2: (a) Cash equal to the amount of the balance due on the Original Foreign Facilities Guaranty Claims, which shall be applied to repay in full satisfaction of any outstanding amounts owing by the Debtors under the Original Foreign Facilities as of the Petition Date; (b) New Warnaco Second Lien Notes in the aggregate principal amount of $200 million; and
            (c) share certificate(s) for the aggregate amount of either (i) 96.263% of the New Warnaco Common Shares, subject to Dilution, if the holders of Class 6 Claims receive a distribution as provided in Section 2.9.(C) of this Plan or (ii) 96.844% of the New Warnaco Common Shares, subject to Dilution, if the holders of Class 6 Claims are not entitled to receive a distribution as provided in
            Section 2.9.(C) of this Plan. Notwithstanding any other provision of this Plan, all distributions and issuances of such Cash, New Warnaco Second Lien Notes and New Warnaco Common Shares to holders of Class 2 Claims shall be made, (i) based on the amount of Class 2 Claims held by such holders as set forth in the books and records of the Administrative Agent as of the close of business on the Confirmation Date, and (ii) in accordance with the Pre-Petition Facility and Intercreditor Agreements. Such Cash shall be distributed to the holders of Class 2 Claims by the Administrative Agent, and the New Warnaco Second Lien Notes and New Warnaco Common Shares shall be issued by Reorganized Warnaco as directed by the Administrative Agent in the names of the respective holders of Class 2 Claims, in each case in accordance with the foregoing."

         5. Section 6.3. of the Plan is hereby amended by deleting such section in its entirety and replacing it with the following:

                "6.3. Distributions to Holders of Allowed Unsecured Claims. On
            the Initial Distribution Date, Reorganized Warnaco shall deliver to the Disbursing Agent for distribution on behalf of the Debtors to holders of Allowed Class 5 Claims share certificate(s) for the aggregate amount of either (i) 2.549% of the New Warnaco Common Shares, subject to Dilution, if the holders of Class 6 Claims receive a distribution as provided in Section 2.9.(C) of this Plan or (ii) 2.564% of the New Warnaco Common Shares, subject to Dilution, if the holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9.(C) of this Plan. The Disbursing Agent shall make distributions of New Warnaco Common Shares to holders of Allowed Class 5 Claims as follows:

                      (A) On or as soon as practicable after the Initial
            Distribution Date, the Disbursing Agent shall distribute the New Warnaco Common Shares allocable to Allowed Claims held by holders of Class 5 Claims as of the Distribution Record Date. For the purpose of calculating the amount of New Warnaco Common Shares to be distributed to holders of Allowed Class 5 Claims on or as soon as practicable after the Initial Distribution Date, all Disputed Claims in Class 5 will be treated as though such Claims will be Allowed Claims in the Face Amount of such Claims.

                      (B) On any Interim Distribution Date, the Disbursing
            Agent shall make interim distributions of New Warnaco Common Shares to holders of Allowed Class 5 Claims pursuant to and consistent with resolutions of Disputed Claims since the Initial Distribution Date.

                      (C) On the Final Distribution Date, the Disbursing Agent
            shall make the balance of all distributions to holders of Allowed Class 5 Claims as required under this Plan."

         6. Section 6.6.(A) of the Plan is hereby amended by deleting such section in its entirety and replacing it with the following:

                      "(A) Bar Date For Certain Administrative Claims. All
            applications for final compensation of professional persons employed by the Debtors or the Creditors' Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective Date, and all other requests for payment of Administrative Claims (except for the Alvarez Incentive Bonus, the Designated Post-Petition Loans, claims of the Debt Coordinators and the Pre-Petition Collateral Trustee payable under paragraph 22 of the DIP Approval Orders, claims for taxes pursuant to Section 507(a)(8) of the Code, ordinary course trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) shall be served on the Reorganized Debtors in accordance with Section 8.10. of this Plan and filed with the Bankruptcy Court, no later than 25 days after the Effective Date. Any such claim that is not served and filed within this time period shall be discharged and forever barred. Objections to any such application must be filed within 20 days after filing thereof."


         7. A new Section 7.7. is hereby added to the Plan as follows:

                      "7.7. Limitation on Exculpations and Releases. Nothing
            contained in Sections 7.4. and 7.5. shall (i) be construed as a release of any Exculpated Person's and Pre-Petition Releasee's fraud or willful misconduct with respect to the matters set forth in those sections, or (ii) limit the liability of the Debtors' or Creditors' Committee's professionals to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility."